Exhibit 3.1

Stibbe (1) DEED OF CONVERSION AND AMENDMENT OF ST/6009897/11367712 THE ARTICLES OF ASSOCIATION 27-06-2019 CONSTELLIUM N.V. 5 (NEW NAME: CONSTELLIUM SE) (unofficial translation) Today, the twenty-seventh of June two thousand and nineteen, appeared before me, Paul Hubertus Nicolaas Quist, civil law notary in Amsterdam: Silvia Rahel Catharina van Langelaar-Tegeler, care of Stibbe, Beethovenplein 10, 1077 WM Amsterdam, born in Bant on the sixteenth of December nineteen hundred and seventy. The appearing person declared as follows: • the articles of association of Constellium N.V., a public limited company (naamloze vennootschap) having its seat in Amsterdam, its address at Tupolevlaan 41-61, 1119 NW Schiphol-Rijk and registered with the Dutch trade register under number 34393663 (the “company”), were lastly amended by deed executed on the eighteenth of August two thousand and fifteen before P.H.N. Quist, civil law notary in Amsterdam; • the general meeting of the company resolved on the twenty-seventh of June two thousand and nineteen to convert the company into a Societas Huropaea, SE (Europese vennootschap) and to amend the articles of association of the company integrally; • it was decided furthermore to authorize the appearing person to effect such conversion and amendment of the articles of association; • that the resolutions with respect to the conversion, the amendment of the articles of association and to authorize the appearing person to effect the conversion and amendment of the articles of association are evidenced by a notarial record of the relevant meeting of which a certified copy will be attached to this deed; and • that the conversion and the amendment to the articles of association of the company will be effective upon the registration of this deed with the Dutch trade register. Subsequently the appearing person declared, pursuant to the resolutions referred to above and under the condition precedent (opschortende voorwaarde) of the registration of this deed with the Dutch trade register, to convert the company into a Societas Europaea, SE (Europese vennootschap) and to amend the articles of association of the company as follows: 1. DEFINITIONS The following definitions shall apply in these articles of association: “Articles of Association”: these articles of association. “Board”: the board of directors of the Company.

Stibbe (2) “Chairman”: a member of the Board appointed as chairman. “Company”: Constellium SE. “Depositary receipt”: depositary receipt for Shares. “Distributable Equity”: means the part of the Company’s equity which exceeds the aggregate of the paid up and called up part of the share capital and the reserves which must be maintained pursuant to the laws of the Netherlands. “Executive Director”: a member of the Board appointed as executive director. “General Meeting”: the body consisting of the Persons with meeting rights, as well as, the meeting thereof, as the case may be. “Group”: has the meaning as defined in section 2:24b of the Dutch Civil Code. “Constellium Group”: the Company and the other members of its group as defined in section 2:24b of the Dutch Civil Code. “Group Company”: a legal entity or company with which the Company is affiliated in a Group. “Non-Executive Director”: a member of the Board appointed as non-executive director. “Ordinary Share Class A”: means an ordinary share Class A in the capital of the Company. “Persons with meeting rights”: (a) holders of Shares, (b) such persons with rights attributed by law to holders of depositary receipts issued with the Company’s cooperation, and (c) such other persons referred to in article 26.2. “Regulated Stock Exchange”: a regulated market or a multilateral trading facility as referred to in section 1:1 of the Financial Supervision Act or a system comparable to a regulated market or multilateral trading facility from a State which is not a Member State. “Share”: means a share in the capital of the Company. Unless the contrary is apparent, this shall include each Ordinary Share Class A, as well as any Depositary receipts, if any. “Subsidiary”: has the meaning attributed thereto in section 2:24a of the Dutch Civil Code. 2. NAME AND SEAT 2.1. The name of the Company is: Constellium SE. 2.2. The Company has its registered office in Amsterdam and its headquarters in the Netherlands. 3. OBJECTS The objects of the Company are: • to incorporate, to participate in, to finance, to collaborate with, to manage, to

Stibbe (3) supervise businesses, companies and other enterprises and provide advice and other services; • to acquire, use and/or assign industrial and intellectual property rights and real property; • to finance and/or acquire businesses and companies; • to borrow, to lend and to raise funds, including through the issue of bonds, debt instruments or other securities or evidence of indebtedness as well as to enter into agreements in connection with the aforementioned activities; • to invest funds; • to provide guarantees and security for debts of legal persons or of other companies with which the Company is affiliated in a Group or for the debts of third parties; • to undertake all that which is connected to the foregoing or in furtherance thereof, all in the widest sense of the words. 4. CAPITAL AND SHARES 4.1. The Company’s authorised capital amounts to eight million euro (EUR 8,000,000) and is divided into four hundred million (400,000,000) Ordinary Shares Class A, each with a nominal value of two euro cents (EUR 0.02). 4.2. The Shares shall be numbered in such a manner that they can be distinguished from each other at any time. 4.3. No share certificates shall be issued for the Shares. 5. REGISTER OF SHAREHOLDERS 5.1. All Shares shall be registered and shall be available in the form of an entry in the register of shareholders. 5.2. With due observance of the applicable statutory provisions in respect of the Shares, a register of shareholders shall be kept by or on behalf of the Company, which register shall be regularly updated and, at the discretion of the Board, may, in whole or in part, be kept in more than one copy and at one more than one address. Part of the register of shareholders may be kept abroad, including in order to comply with applicable foreign statutory provisions or rules of the New York Stock Exchange=and any other stock exchange where Shares are listed. 5.3. The form and contents of the register of shareholders shall be determined by the Board with due observance of the provisions of articles 5.2 and 5.5. 5.4. All entries and notes in the register shall be signed by one or more persons authorised to represent the Company. 5.5. Each shareholder’s name, address and such further information as required by law or

Stibbe (4) considered appropriate by the Board, shall be recorded in the register of shareholders. 5.6. Upon his request, a shareholder shall be provided free of charge with written evidence of the contents of the register of shareholders with regard to the shares registered in his name, and the statement so issued may be validly signed on behalf of the Company by a person to be designated for that purpose by the Board. In order to comply with applicable foreign statutory provisions or rules of the New York Stock Exchange and any other stock exchange where Shares are listed, the Company may allow inspection of the register of shareholders by, or provide information included in the register of shareholders to, any applicable supervisory authority. 5.7. The provisions of articles 5.5 and 5.6 shall equally apply to persons who hold a pledge on or usufruct in a Share. 6. ISSUE OF SHARES 6.1. Shares shall be issued pursuant to a resolution, containing the price and further terms of issue, of (i) the General Meeting, or (ii) the Board if designated thereto by the General Meeting for a period permitted by law. Such designation of the Board by the General Meeting must provide for the number of shares which may be issued. Unless the Board is designated to issue Shares, a resolution to issue Shares may only be adopted upon a proposal of the Board. The designation may be extended from time to time for a period permitted by law. Unless the designation provides otherwise, it cannot be revoked. 6.2. Within eight (8) days after a resolution of the General Meeting to issue Shares or to designate the Board as the competent body to issue Shares, the foil wording of the resolution shall be deposited at the office of the Dutch Trade Register. 6.3. Within eight (8) days after the end of each calendar quarter, an issue of Shares in such quarter shall be notified to the office of the Dutch Trade Register, stating the number of Shares issued. 6.4. The provisions of articles 6.1 up to and including 6.3 shall apply accordingly to granting rights to subscribe for Shares, but do not apply to the issue of Shares to persons exercising a previously acquired right to subscribe for Shares. 7. PRE-EMPTIVE RIGHTS 7.1. Without prejudice to the applicable legal provisions, upon the issue of Ordinary Shares Class A, or rights to subscribe for Ordinary Shares Class A, each holder of Ordinary Shares Class A shall have a pre-emptive right in proportion to the aggregate nominal value of his Ordinary Shares Class A, subject to the provisions of articles 7.2, 7.3 and 7.6. 7.2. Holders of Ordinary Shares Class A shall not have a pre-emptive right on (i) Ordinary Shares Class A which are issued against in-kind contributions, or (ii) Ordinary Shares

Stibbe (5) Class A which are issued to employees of the Company or of a Group Company. 7.3. Prior to each issue of Ordinary Shares Class A, the pre-emptive rights may be limited or excluded by the General Meeting. The pre-emptive right may also be limited or excluded by the Board, if designated thereto by the General Meeting, for a period permitted by law. The designation may be extended, from time to time, for a period permitted by law. Unless the designation provides otherwise, it cannot be revoked. Unless the Board is designated to limit or to exclude the pre-emptive rights, a resolution to limit or exclude the pre-emptive right will be adopted at the proposal of the Board. If less than one-half of the Company’s issued capital is present or represented at the meeting, a majority of at least two thirds of the votes cast shall be required for a resolution of the General Meeting to limit or exclude such pre-emptive right or to make such designation. 7.4. Within eight (8) days after each resolution of the General Meeting to designate the Board as the competent body to limit or exclude the pre-emptive right, the wording of the resolution involved shall be deposited at the office of the Dutch Trade Register. 7.5. The Company shall announce an issue with pre-emptive rights pursuant to article 7.1 and the time frame within which the pre-emptive rights may be exercised in the Government Gazette {Staatscourant) and in a nationally distributed newspaper, unless the announcement to all shareholders is made in writing and sent to their addresses, and furthermore in such other manner as may be required to comply with the rules of the New York Stock Exchange and any other stock exchange where Shares are listed. Pre-emptive rights pursuant to article 7.1 may be exercised at least two weeks from the day of the announcement in the Government Gazette or, if the announcement is made in writing, at least two weeks from the day of the mailing of the announcement. 7.6. Holders of Ordinary Shares Class A shall not have a pre-emptive right in respect of Ordinary Shares Class A which arc issued to a person exercising a previously acquired right to subscribe for Ordinary Shares Class A. 8. PAYMENT FOR SHARES 8.1. The full nominal value of each Ordinary Share Class A must be paid upon subscription, and, in addition, if the Ordinary Share Class A is issued at a higher amount, the difference between such amounts. 8.2. Payment for a Share must be made in cash insofar as no in-kind contribution has been agreed upon. Payment in a currency other than Euro may only be made with the consent of the Company and with due observance of the provisions of section 2:93a of the Dutch Civil Code. 8.3. Non-cash contributions on shares arc subject to the provisions of section 2:94b of the Dutch Civil Code.

Stibbe (6) 9. OWN SHARES, RIGHT OF PLEDGE ON OWN SHARES 9.1. When issuing shares, the Company may not subscribe for Shares. 9.2. Any acquisition by the Company of Shares that are not fully paid-up shall be null and void. 9.3. The Company may acquire fully paid-up Shares for no consideration, or if: (a) the Distributable Equity is equal or greater than the purchase price; and (b) the aggregate nominal value of the Shares to be acquired, and of the Shares already held, by the Company and its Subsidiaries, and of the Shares over which the Company has a right of pledge, does not exceed one-half of the Company’s issued capital. 9.4. The calculation set out in article 9.3(a), shall be made on the basis of the amount of equity appearing from the last adopted balance sheet less (i) the aggregate acquisition price of the Shares, (ii) the loans granted in accordance with section 2:98c paragraph 2 of the Dutch Civil Code and (iii) any distributions of profits or at the expense of reserves to others which have become due by the Company and its Subsidiaries after the balance sheet date. An acquisition in accordance with article 9.3 shall not be permitted if more than six (6) months have lapsed since the end of a financial year without the annual accounts having been adopted. 9.5. The Board shall require the authorisation of the General Meeting for an acquisition of Shares for a consideration. Any authorisation shall be valid for a maximum of eighteen months. The General Meeting shall determine in the authorisation the number of Shares that may be acquired, how they may be acquired and the applicable price range. The authorisation referred to in this article 9.5 is not required to the extent the Company acquires its Shares in order to transfer such Shares to employees of the Company or of a Group Company pursuant to an employee incentive scheme, provided that such Shares are quoted on the official list of any stock exchange. 9.6. The Company may be a pledgee of its Shares in accordance with the limitations pursuant to applicable law. 9.7. No voting rights may be exercised in the General Meeting for any Share held by the Company or a Subsidiary. However, pledgees and usufructuaries of Shares owned by the Company or a Subsidiary are not excluded from exercising voting rights if the right of pledge or the usufruct was created before the Share was owned by the Company or such Subsidiary. The Company or a Subsidiary may not exercise voting rights for a Share pledged to it or for which it holds a right of usufruct. Shares on which, in accordance with applicable law no vote may be cast, shall not be taken into

Stibbe (7) account in determining the extent to which the shareholders vote are present or represented, or the extent to which the share capital is provided or represented. 9.8. The acquisition of Shares by a Subsidiary shall be subject to the provisions of section 2:98d of the Dutch Civil Code. 9.9. The foregoing provisions of this article 9 shall not apply to Shares which the Company acquires by universal succession of title. 10. REDUCTION OF CAPITAL 10.1. Upon the proposal of the Board, the General Meeting may resolve to reduce the Company’s issued capital in accordance with the relevant statutory requirements. Such resolution must designate the Shares to which the resolution pertains and must describe the implementation of the resolution. A partial repayment or waiver of the obligation to pay up the Shares must be effected on a pro-rata basis in respect of all Shares. 10.2. A reduction of the Company’s issued capital may be effected: (a) by cancellation of Shares held by the Company or for which the Company holds the Depositary receipts; or (b) by reducing the nominal value of Shares, to be effected by an amendment to the Articles of Association. 10.3. If less than one-half of the Company’s issued capital is present or represented at the meeting, a majority of at least two thirds of the votes cast shall be required for a resolution of the General Meeting to reduce the Company’s issued capital. 10.4. A reduction of the nominal value of Shares without repayment must be effected in proportion to all Shares. This principle may be deviated from with the consent of all shareholders concerned. 10.5. The notice convening the General Meeting at which a proposal to reduce the Company’s issued capital will be made, shall describe the purpose of the capital reduction and the manner in which it is to be achieved. 10.6. A reduction of the Company’s issued capital shall furthermore be subject to the provisions of sections 2:99 and 2:100 of the Dutch Civil Code. 11. TRANSFER OF SHARES 11.1. For as long as Shares are admitted to the official listing on a Regulated Stock Exchange, the transfer of a Share (but not depository receipts issued therefor) and the creation or transfer of a limited right thereon shall require a private deed to that effect and, except in the event the Company is party to that legal act, an acknowledgement in writing by the Company of the transfer. The acknowledgement shall be given in the private deed, or by a dated statement embodying such acknowledgement on the private deed or on a copy or extract thereof duly authenticated by a civil-law notary or

Stibbe (8) by the transferor. Serving of such private deed, copy or extract on the Company shall be deemed to be an acknowledgement. 11.2. If the Shares are no longer admitted to an official listing of a Regulated Stock Exchange, a transfer of a Share (but not depository receipts issued therefor) and the creation or transfer of a limited right shall, inter alia, require a notarial deed to that effect. 11.3. The acknowledgement of transfer by the Company shall be signed by one or more persons authorised to represent the Company. 11.4. The provisions of articles 11.1 and 11.2 shall apply correspondingly to the allotment of Shares in the event of partition of any community of property. 12. JOINT HOLDING OF SHARES If one or more Shares are jointly held by two or more persons, such persons may jointly exercise the rights attaching to those Shares, provided that these persons shall be represented for that purposes by one from their midst or by a third party authorised by them for that purpose by a written power of attorney. The Board may determine whether or not, subject to certain conditions, an exemption from the condition set forth in the previous sentence applies. 13. PLEDGE OF SHARES AND USUFRUCT ON SHARES 13.1. The provisions of article 11 shall apply accordingly to the creation or transfer of a pledge or a usufruct on Shares. 13.2. Upon the creation of a right of pledge or usufruct on a Share, the voting rights attached to such Share may not be assigned to the pledgee or usufructuary. The pledgee or usufructuary shall not have the rights conferred by the laws of the Netherlands upon holders of Depositary Receipts issued with a Company’s cooperation. 14. THE BOARD; APPOINTMENT, SUSPENSION AND DISMISSAL 14.1. The management of the Company shall be conducted by the Board. 14.2. The Board shall consist of, and its duties shall be allocated to, one or more Executive Directors and three or more Non-Executive Directors. The number of Executive Directors and Non-Executive Directors shall be decided by the Board. Only natural persons can be Non-Executive Directors. 14.3. The General Meeting appoints members of the Board from a binding nomination to be drawn up by the Board in accordance with section 2:133 of the Dutch Civil Code. The resolution of the General Meeting specifies whether a member of the Board is appointed as Executive Director or a Non-Executive Director. If the nomination has not been made or has not been made in due time, this shall be stated in the convocation and the General Meeting shall be free to appoint a member

Stibbe (9) of the Board at its discretion. For such resolution of the General Meeting appointing a member of the Board which is not pursuant to a binding nomination drawn up by the Board, a majority of at least two thirds of the votes cast, representing at least half of the issued capital shall be required. 14.4. Notwithstanding the foregoing, the General Meeting may at all times overrule the binding nature of a nomination provided that such resolution of the General Meeting requires a majority of at least two thirds of the votes cast, representing at least half of the issued capital. In that event the Board may draw up a new binding nomination to be submitted to a subsequent General Meeting. Should such second nomination also be deprived of its binding character in the manner provided for in this article 14.4, the General Meeting shall be free to appoint, provided that a resolution of the General Meeting to appoint shall require a majority of two thirds of the votes cast, representing at least half of the issued capital. 14.5. At a General Meeting, votes in respect of the appointment of a member of the Board can only be cast for a candidate or candidates named in the agenda of the meeting or explanatory notes thereto. 14.6. Members of the Board may be suspended or dismissed by the General Meeting at any time. A resolution of the General Meeting to suspend or dismiss a member of the Board pursuant to a proposal by the Board shall be passed with an absolute majority of the votes cast. A resolution of the General Meeting to suspend or dismiss a member of the Board other than pursuant to a proposal by the Board shall require a majority of two thirds of the votes cast, representing at least half of the issued capital. 14.7. Executive Directors may be suspended by the Board at any time. 14.8. The Company shall have a policy governing the remuneration of the Board. The policy will be adopted by the General Meeting upon the proposal of the Board. 14.9. The remuneration of the Executive Directors will be determined by the Board with due observance of the policy referred to in article 14.8. Executive Directors shall not participate in the decision-making concerning the adoption of the remuneration of Executive Directors. The remuneration of the Non-Executive Directors will be determined by the General Meeting with due observance of the policy referred to in article 14.8. Proposals concerning plans or arrangements in the form of Shares or rights to subscribe for Shares for members of the Board shall be submitted by the Board to the General Meeting for its approval. Such proposals must, at a minimum, state the number of shares or share options that may be granted to the Board and the criteria

Stibbe (10) that apply to the granting of such Shares or rights to subscribe for Shares or the alteration of such arrangements. 15. CHIEF EXECUTIVE OFFICER, CHAIRMAN OF THE BOARD, SECRETARY 15.1. The Board may appoint an Executive Director as Chief Executive Officer for such period as the Board may decide. In addition, the Board may grant other titles to an Executive Director. 15.2. The Board shall appoint a Non-Executive Director to be Chairman of the Board for such a period as the Board may decide. 15.3. The Board may appoint one or more of the Non-Executive Directors as vice-chairman of the Board for such a period as the Board may decide. If the Chairman is absent or unwilling to take the chair, a vice-chairman shall be entrusted with such duties of the Chairman entrusted to him by the Board. 15.4. The Board may appoint a Secretary from outside its members. The Secretary may be removed from office at any time by the Board. 16. POWERS; ALLOCATION OF DUTIES AND DECISION-MAKING PROCESS 16.1. With due observance of the limitations set out in the Articles of Association and subject to the allocation of duties referred to in article 16.5, the Board is charged with the management of the Company. 16.2. The Board shall adopt resolutions by an absolute majority of the total number of votes cast, unless article 16.4 second sentence applies. Blank votes shall be considered null and void. The Board shall meet at least once every three months to discuss the progress and foreseeable development of the Constellium Group’s business. 16.3. At meetings of the Board, each member of the Board shall be entitled to cast one vote. In the event of a tie of votes, the Chairman shall have the casting vote. 16.4. In addition to the relevant provisions of the Articles of Association, the Board may adopt internal rules regulating its decision making process and working methods, including rules in the event of conflicts of interest. Such internal rules shall also specify any quorum requirements applicable to resolutions of the Board. The internal rules can furthennore provide that one or more members of the Board are duly authorised to resolve on matters which belong to their respective range of duties. The Board should at least adopt resolutions concerning the following categories of matters, all as may by further specified in the internal rules referred to above from time to time: (a) changing the nature or scope of the business, the organisational structure (when material) or the corporate identity of the Constellium Group;

Stibbe (11) (b) setting the agenda for and proposing resolutions to the General Meeting; (c) approving the Company’s annual accounts and determining the auditor’s remuneration; (d) approving Constellium’s Group overall strategy and strategic plan, operational business plan and yearly budget, and setting and monitoring Constellium Group’s major performance and operation targets; (e) approving Constellium Group’s remuneration strategies and (proposals for) the appointment, suspension and dismissal of Constellium Group’s key management; (0 establishing and amending internal rules governing certain bodies within the Constellium Group; (g) changing the location of the operational headquarters of the Company and the location or relocation of activities or industrial sites material to Constellium Group; (h) approving material investments, divestments or the initiation of programs, as well as the entering into or termination of strategic alliances or cooperation agreements; (i) repurchasing, cancelling or issuing shares (or similar changes to the Company’s share capital); (i) approving the framework for material financing arrangements (including loans, credits, sureties and guarantees); and (k) deciding on other measures or business of fundamental significance or involving an abnormal level of risk. 16.5. The Board may adopt an internal allocation of duties for each member of the Board individually, provided that (i) the day to day management of the Company shall be entrusted to the Executive Directors and (ii) the duty to supervise the performance of the Executive Directors cannot be taken away from the Non-Executive Directors. The internal allocation of duties can be implemented in the rules as referred to in article 16.4. 16.6. Without prejudice to its own responsibility, the Board is authorised to appoint persons with authority to represent the Company and, by granting of a power of attorney, conferring such titles and powers as shall be determined by the Board. 16.7. The Board may establish such committees as it may deem necessary, which committees may consist of one or more members of the Board. The Board appoints the members of each committee, provided that (i) an Executive Director shall not be a member of the audit committee, the remuneration committee or the nomination and governance committee and (ii) a Non-Executive Director shall not be a member of the

Stibbe (12) executive committee, if any. The Board determines the tasks of each committee, and may at any time change the task and composition of each committee. 16.8. The Executive Directors shall timely provide the Non-Executive Directors with all information required for the exercise of their duties. 16.9. Without prejudice to the provisions above, decisions of the Board involving a major change in the Company’s identity or character are subject to the approval of the General Meeting, including, but not limited to: (a) the transfer of the cnteiprise or practically the whole enterprise to third parties; (b) to enter or to terminate longstanding joint ventures of the Company or a Subsidiary with another legal entity or company or as fully liable partner in a limited partnership or a general partnership if this joint venture or termination of such a joint venture is of a major significance to the Company; (c) to acquire or dispose of a participation in the capital of a company worth at least one third of the amount of the assets according to the balance sheet with explanatory notes thereto, or if the Company prepares a consolidated balance sheet according to such consolidated balance sheet with explanatory notes, according to the last adopted annual account of the Company, by the Company or a Subsidiary. 16.10. Failure to obtain the approval defined in article 16.9 shall not affect the authority of the Board or the members of the Board to represent the Company. 17. CONFLICT OF INTEREST 17.1. A member of the Board shall not participate in the discussions and decision-making of the Board on a subject or transaction in relation to which he/she has a direct or indirect personal conflict of interest within the meaning of statutory law of the Netherlands. 17.2. If it has been determined that a member of the Board has a direct or indirect personal conflict of interest within the meaning of statutory law of the Netherlands, such member is deemed to be prevented from acting as referred to in article 18. 17.3. Notwithstanding the provisions in article 18, if all members of the Board have a conflict of interest as referred to in article 17.2, such resolution shall be adopted by the Board. 18. VACANCY OR PREVENTED TO ACT 18.1. If a seat on the Board is vacant or one or more members of the Board are absent or prevented from acting as referred to in section 2:134 paragraph 4 of the Dutch Civil Code, the remaining members of the Board or the sole remaining member of the

Stibbe (13) Board shall be entrusted with the management of the Company. 18.2. If a member of the Board is prevented from acting pursuant to article 17.2, and only if not all members of the Board have a conflict of interest, such member of the Board is authorised to temporarily designate an entrusted independent individual to replace him in the decision-making for the matter at hand. 18.3. Notwithstanding the provisions of article 17.3, if all the members of the Board are absent or prevented from acting, the management of the Company shall be temporarily entrusted to one or more persons designated for that purpose by the General Meeting. 19. REPRESENTATION 19.1. The Company shall be represented by the Board. In addition, the authority to represent the Company is vested in the Chief Executive Officer solely, as well as in two Executive Directors acting jointly. 19.2. The Board is authorised to engage in legal transactions in which special obligations are imposed on the Company, relating to the subscription for Shares or legal transactions that concern contributions on Shares other than in cash as referred to in section 2:94 of the Dutch Civil Code, without the prior approval of the General Meeting. 20. INDEMNIFICATION MEMBERS OF THE BOARD 20.1. The members and former members of the Board shall be reimbursed by the Company for: (a) reasonable cost of conducting a defence against claims, including claims by the Company, based on acts or failures to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request; and (b) any damages payable by them as a result of an act or failure to act in the exercise of their duties or any other duties currently or previously performed by them at the Company’s request. 20.2. There shall be no entitlement to indemnity as referred to in this article 20: (a) if and to the extent the laws of the Netherlands would not permit such indemnification; (b) if and to the extent a competent court has established in a final and conclusive decision that the act or failure to act of the current or former member of the Board may be characterized as wilful {opzettelijk), intentionally reckless {bewust roekeloos) or seriously culpable {ernstig verwijtbaar), unless the laws of the Netherlands provide otherwise or this would, in view of the circumstances of the case, be unacceptable according to standards of reasonableness and fairness; or

Stibbe (14) (c) if and to the extent the costs, damages or fines payable by the current or former member of the Board are covered by any liability insurance and the insurer has paid out the costs, damages or fines. 20.3. Except if the claim is instituted by the Company itself, the relevant current or former member of the Board shall follow the Company’s instructions relating to the manner of his or her defence and consult with the Company in advance about the manner of such defence. The person concerned shall not: (i) acknowledge any personal liability, (ii) waive any defence, or (iii) agree on a settlement, without the Company’s prior written consent. 20.4. The Company may take out liability insurance for the benefit of current or former members of the Board. 20.5. The Board may, by agreement or otherwise, give further implementation to the indemnity. 21. FINANCIAL YEAR, ANNUAL ACCOUNTS, ANNUAL REPORT 21.1. The Company’s financial year shall be concurrent with the calendar year. 21.2. The Board shall prepare the annual accounts within the period set under or pursuant to the law. The Board shall also, within the period mentioned above, prepare an annual report. 21.3. The annual accounts shall consist of a balance sheet, a profit and loss account and explanatory notes. 21.4. The annual accounts shall be signed by all members of the Board or, if the signature of one or more of them is lacking, this fact and the reason therefore shall be indicated. 21.5. The General Meeting shall instruct a registered accountant or a firm of registered accountants, as defined in section 2:393 paragraph 1 of the Dutch Civil Code, to audit the annual accounts and the annual report by the Board, to report thereon, and to issue an auditor’s certificate with respect thereto. If the General Meeting fails to issue such instructions, the Board shall be authorised to do so. The Company shall ensure that the annual accounts and, insofar as required, the annual report and the information to be added by virtue of the laws of the Netherlands are kept at its office as from the day on which notice of the annual General Meeting is given in which the annual accounts and the annual report shall be discussed and in which the adoption of the annual accounts shall be resolved upon. Persons with meeting rights may inspect the documents at that place and obtain a copy free of charge. If these documents are amended, this obligation shall also extend to the amended documents.

Stibbe (15) 21.6. The annual accounts shall be adopted by the General Meeting. 21.7. At the General Meeting at which it is resolved to adopt the annual accounts, any proposals concerning release of the Directors from liability for the exercise of their duties, insofar as the exercise of their duties is reflected in the annual accounts or otherwise disclosed to the General Meeting prior to the adoption of the annual accounts, shall be brought up separately for discussion at such General Meeting or at a subsequent General Meeting. 22. ALLOCATIONS OF PROFIT 22.1. The Company may make distributions to the shareholders and other persons entitled to the distributable profits only to the extent of the Distributable Equity. 22.2. Distribution of profit may be effected after the adoption of the annual accounts which show that such distribution is permitted. 22.3. The Board shall determine which part of the profits shall be reserved. 22.4. With due observance of article 22.3, the allocation of profits shall be determined by the General Meeting. 22.5. The Board may make interim distributions to holders of Shares only to the extent that the requirements set forth in article 22.1 are satisfied as apparent from an (interim) financial statement drawn up in accordance with the law. 22.6. The Board may resolve to make a distribution at the expense of any reserve of the Company. 22.7. Distributions on Shares payable in cash shall be paid in Euro, unless the Board determines that payment shall be made in another currency. 22.8. Any distribution on Shares may be paid in kind instead of in cash, provided that this will at all times require the approval of the Board. 22.9. Dividend, interim dividend or distribution shall be paid within thirty days of adoption at the place and in the manner indicated by the Board. If a dividend, interim dividend or distribution is declared, the persons entitled thereto shall be those who are holders of Shares as at a record date to be determined by the Board for that purpose; this may not be a date which is before the date on which the dividend, interim dividend or other distribution was declared. Any claim that a shareholder may have to a distribution shall lapse after five years, to be computed from the day on which such a distribution becomes payable. 22.10. No distributions shall be made on Shares held by the Company, unless these Shares have been pledged or a usufruct has been created in these Shares and the authority to collect distributions or the right to receive distributions, respectively, accrues to the pledgee or the usufructuary, respectively. For the computation of distributions the Shares, on which no distributions shall be made pursuant to this article 22.10 shall not

Stibbe (16) be taken into account. 23. GENERAL MEETINGS; ANNUAL GENERAL MEETINGS, EXTRAORDINARY GENERAL MEETINGS, CONVOCATION 23.1. Annually, a General Meeting shall be held within six months of the end of the financial year. 23.2. General meetings will be held in Amsterdam, Rotterdam, The Hague or Haarlemmermeer (Schiphol). 23.3. General Meetings shall be convened by the Board in accordance with applicable law. 23.4. Other General Meetings shall be held as often as the Board deems this necessary or upon the written request of those entitled to attend meetings, representing at least one- tenth of the issued capital, to the Board setting out in detail the matters to be considered. 23.5. An item proposed by one or more shareholders having the right thereto according to the next sentence, will be included in the convocation or announced in the same manner, provided the Company receives such substantiated request or a proposal for a resolution no later than the sixtieth day prior to the day of the meeting. Consideration may be requested by one or more holders of Shares representing jointly at least the percentage of the issued capital or the amount as prescribed in section 2:114a of the Dutch Civil Code. The requirement of a written request is met if the request is electronically recorded. 24. GENERAL MEETINGS; CHAIRMAN 24.1. The General Meetings will be presided over by the Chairman or, in his absence by the vice-chairman of the Board, if both are absent; the General Meeting shall appoint the chairman. Until that moment, a member of the Board appointed for that purpose by the Board shall act as chairman of the meeting. 24.2. The chairman of the meeting shall appoint a secretaiy for the meeting. 24.3. The chairman shall decide on all disputes with regard to voting, admitting people and, in general the procedure at the meeting, insofar as this is not provided for by law or the Articles of Association. 25. MINUTES; RECORDING OF SHAREHOLDERS’ RESOLUTIONS 25.1. The secretaiy of a General Meeting shall keep minutes of the proceedings at the meeting. The minutes shall be adopted by the chairman and the secretary of the meeting and shall be signed by them as evidence thereof. 25.2. The chairman of the meeting or those who convened the meeting may determine that a notarial record must be prepared of the proceedings at the meeting. The notarial record shall be co-signed by the chairman of the meeting. 26. GENERAL MEETINGS; ENTITLEMENT TO ATTEND GENERAL

Stibbe (17) MEETINGS 26.1. Persons with meeting rights are entitled, in person or through an attorney authorised in writing for the specific meeting, to attend the General Meeting, to address the meeting and, in so far they have such right, to vote. 26.2. For the application of article 26.1, Persons with meeting rights are considered those persons who (i) on a date determined by the Board in accordance with applicable law (the “record date”) have those rights, and (ii) are as such registered in (a) register(s) determined by the Board, irrespective of who is holder of the Shares at the time of the General Meeting. 26.3. The convocation notice for the meeting shall state the record date and the manner in which the persons entitled to attend the General Meeting may register and exercise their rights. 26.4. In order for a Person with meeting rights to be admitted to a General Meeting, that person must give prior written or electronic notice to the Company of his intention to attend that General Meeting in advance of such General Meeting, within a period detennined by the Board. Also, at the request of or on behalf of the chairman of the General Meeting, each person who wishes to exercise the right to vote and to attend the General Meeting must sign the attendance list. 26.5. The members of the Board shall have the right to attend the General Meeting. In these meetings they shall have an advisory vote. 26.6. The chairman of the meeting shall decide on the admittance of other persons to the meeting. 26.7. If so determined by the Board and announced at the time of convening the meeting, each holder of Shares has the right to attend the General Meeting by electronic means either in person or represented by a person holding a written proxy, to address that meeting and to exercise his voting right, provided that the use of the electronic means by this shareholder enables the identification of the shareholder and enables the shareholder to directly take note of the discussions at that General Meeting and participate in the deliberations of that General Meeting. The previous sentence shall also apply to others who are entitled to attend General Meeting pursuant to article 26.2. 26.8. For the application of article 26.7 the requirement to have a written proxy is met in case the proxy is laid down via electronic means. 26.9. If so determined by the Board and announced at the time that the General Meeting is convened, votes can be cast prior to the General Meeting by electronic means, but such votes cannot be cast prior to the record date. 26.10. The Board is authorised to adopt regulations regarding the use of electronic means. If

Stibbe (18) the Board used its authority to adopt such regulations these shall be made available at the time the General Meeting is convened. 27. GENERAL MEETINGS; VOTING RIGHTS 27.1. Each Share shall confer the right to cast one vote. Insofar as the law or the Articles of Association do not provide otherwise, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast, without a quorum being required. 27.2. The chairman of the meeting determines the method of voting, which includes oral, written or electronic voting. The chairman may determine that the voting will be done by acclamation in which case notes will be made of abstentions and negative votes if requested. In the event of the election of persons, anyone entitled to vote may demand that voting shall take place by written ballot. Voting by written ballot shall take place by means of sealed, unsigned ballot papers. Votes cast by electronic means or letter preceding the General Meeting will be similarly disposed with votes cast during the General Meeting if the Board prescribes so and this is announced with the convocation. 27.3. If there is a tie in voting the issue shall be decided by drawing lots, if it involves a proposal in an election of persons. If it concerns matters, the proposal shall be rejected in the event the votes tie. Invalid and blank votes and abstentions shall be considered null and void. 28. AMENDMENTS OF THE ARTICLES OF ASSOCIATION, MERGER, DEMERGER, DISSOLUTION AND LIQUIDATION 28.1. Without prejudice to sections 2:331 and 2:334ff of the Dutch Civil Code, the General Meeting may only upon a proposal by the Board resolve to amend the Articles of Association, to conclude a legal merger (juridische fusie) or a demerger (splitsing), or to dissolve the Company. If less than one-half of the Company’s issued capital is present or represented at the meeting, a majority of at least two thirds of the votes cast shall be required for a resolution of the General Meeting to amend the Articles of Association. 28.2. The proposal shall be available at the offices of the Company from the day of the convocation to the General Meeting until the close of such General Meeting for inspection by Persons with meeting rights; copies of the proposal shall be made available free of charge to Persons with meeting rights, upon request. 28.3. Upon dissolution, the liquidation of the Company shall be effected by the Board, unless the General Meeting has designated one or more other liquidators. 28.4. The balance remaining after payment of the debts of the dissolved Company shall be

Stibbe (19) transferred to the holders of Ordinary Shares Class A in proportion to the aggregate nominal value of the Ordinary Shares Class A held by each. 28.5. During the liquidation, the Articles of Association shall remain in force as much as possible. Final statements Finally, the appearing person declared: • that the amount of the issued and paid-up share capital of the company on the date of this deed is unchanged and still amounts to two million seven hundred and thirty-five thousand seven hundred and ninety-six euros and thirty-four cents (EUR 2,735,796.34); and • in accordance with the provisions of section 37 paragraph 6 of Council Regulation (EC) No. 2157/2001 on the Statute for a European company of the eighth of October two thousand and one {Verordening (EG) Nr. 2157/2001 betreffende the statuut van de Europese vennootschap), an expert as referred to in section 2:393 of the Dutch Civil Code has issued a statement evidencing that the net assets of the company on a date not earlier than five months before the date of this conversion, are at least equivalent to the capital plus those reserves which must not be distributed under the law or the articles of association of the company, which statement will be attached to this deed. ./. Attached to this deed are: • a certified copy of the notarial record evidencing the resolution of the present conversion and the resolutions to amend the articles of association and the authorisation of the appearing person to effect the conversion and amendment of the articles of association: and • a copy of the statement of the expert in accordance with the provisions of section 37 paragraph 6 of Council Regulation (EC) No. 2157/2001 on the Statute for a European company of the eighth of October two thousand and one. This deed was executed today in Amsterdam. The substance of this deed was stated and explained to the appearing person. The appearing person declared not to require a full reading of the deed, to have taken note of the contents of this deed and to consent to it. Subsequently, this deed was read out in a limited form, and immediately thereafter signed by the appearing person and myself, civil law notary.